EXHIBIT 99.1

DREAMWORKS ANIMATION REPORTS

FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

Glendale, California – February 24, 2009 – DreamWorks Animation SKG, Inc. (NYSE: DWA) today announced financial results for its fourth quarter and full year ended December 31, 2008. In the fourth quarter, the Company reported total revenue of $199.8 million and net income of $51.6 million, or $0.58 per share on a fully diluted basis. These results bring the full year reported revenue for 2008 to a total of $650.1 million and net income of $142.5 million, or $1.57 per share on a fully diluted basis.

“Box office receipts from Kung Fu Panda and Madagascar: Escape 2 Africa – the two highest-grossing family films of the year – together exceeded $1.2 billion, making 2008 one of DreamWorks Animation’s most successful years ever,” said Jeffrey Katzenberg, CEO of DreamWorks Animation.

Kung Fu Panda was the third highest-grossing film of the year, with over $630 million in worldwide box office. For the quarter, the title contributed $101.8 million of revenue, driven primarily by its release into the home video market. Through the end of 2008, Kung Fu Panda reached approximately 11.2 million units sold on a worldwide basis, net of actual and estimated future returns.

Madagascar: Escape 2 Africa was the seventh highest-grossing film of the year and has reached approximately $180 million in domestic box office and over $400 million internationally to date. The film contributed $24.0 million of revenue for the quarter, primarily from consumer products and revenue from the Company’s distributor.

The Company’s 2006 summer release, Over the Hedge, contributed $23.2 million of revenue for the quarter, primarily from domestic network and international free television.

The Company’s 2007 releases, Bee Movie and Shrek the Third, delivered $9.7 million and $9.3 million, respectively, of revenue to the quarter, primarily from home entertainment. Through the end of 2008, the titles reached 8.4 and 21.4 million units, respectively, net of actual returns and estimated future returns.

Flushed Away contributed $2.8 million of revenue for the quarter, primarily from catalogue home video performance. Library and other revenue, including Shrek the Musical and Shrek the Halls, contributed $29.0 million to the quarter, driven by continued catalogue home entertainment performance. Through the end of 2008, Shrek the Halls reached approximately 1.8 million units sold on a worldwide basis, net of actual and estimated future returns.

Costs of revenue for the quarter equaled $117.4 million. Selling, general and administrative expenses totaled $27.8 million (including approximately $8.6 million of stock compensation expense) as compared to $26.5 million (including approximately $8.6 million of stock compensation expense) for the comparable period of 2007.

Results for the quarter also included a tax benefit of $0.12 per share on a fully diluted basis, attributable to the resolution of a prior year tax reserve related to FIN 48.

Looking to 2009, the Company expects full year results to be driven primarily by Madagascar: Escape 2 Africa and Monsters vs. Aliens, which opens domestically on March 27, 2009.

“We believe that Monsters vs. Aliens will reset the bar for what moviegoers should expect from a CG animated film and are confident that it will offer our audiences a premium viewing opportunity,” Katzenberg continued. “We look forward to sharing DreamWorks Animation’s first 3D release with the world on March 27th.”

The Company also provided an update to its share repurchase program. For the full year 2008, the Company purchased $185 million, or 6.8 million shares, and currently has approximately $50 million remaining under its current authorization.

Items related to the earnings press release for the fourth quarter of 2008 will be discussed in more detail on the Company’s fourth quarter 2008 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 24, 2009, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 288-0337 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 24, 2009. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 983068 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company anticipates releasing its feature films into both conventional and IMAX® theatres worldwide. The Company has theatrically released a total of seventeen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie, Kung Fu Panda and Madagascar: Escape 2 Africa. Monsters vs. Aliens opens in theaters on March 27, 2009. All of the Company’s feature films are now being produced in stereoscopic 3D technology.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands) (except par value and share amounts)
Assets
Cash and cash equivalents	$262,644	$292,489
Trade accounts receivable, net of allowance for doubtful accounts	4,550	3,470
Income taxes receivable	6,468	—
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	186,522	272,647
Film costs, net	638,243	541,917
Prepaid expenses and other assets	31,453	47,609
Property, plant, and equipment, net of accumulated depreciation and amortization	114,913	86,772
Deferred taxes, net	27,049	48,664
Goodwill	34,216	34,216

Total assets	$1,306,058	$1,327,784

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$7,499	$3,169
Accrued liabilities	115,158	108,457
Payable to former stockholder	54,192	68,371
Income taxes payable	—	31,651
Deferred revenue and other advances	38,857	24,561
Borrowings and other debt	70,059	70,059

Total liabilities	285,765	306,268

Commitments and contingencies
Minority interest	2,941	2,941

Stockholders’ equity
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,381,143 and 93,547,321 shares issued, as of December 31, 2008 and 2007, respectively	954	935
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 and 12,984,462 shares issued and outstanding, as of December 31, 2008 and 2007, respectively	114	130
Additional paid-in capital	876,651	831,115
Retained earnings	645,261	502,763
Less: Class A Treasury common stock, at cost, 17,432,728 and 10,445,278 shares, as of December 31, 2008 and 2007, respectively	(505,628)	(316,368)

Total stockholders’ equity	1,017,352	1,018,575

Total liabilities and stockholders’ equity	$1,306,058	$1,327,784

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands) (except per share amounts)
Revenues	$199,825	$290,228	$650,052	$767,178
Costs of revenues	117,384	138,143	365,485	372,295

Gross profit	82,441	152,085	284,567	394,883
Product development	921	—	2,050	—
Selling, general and administrative expenses	27,776	26,507	110,690	103,569

Operating income (loss)	53,744	125,578	171,827	291,314
Interest income, net	1,536	5,299	9,305	24,523
Other income, net	1,870	1,204	5,171	5,565
Decrease (increase) in income tax benefit payable to stockholder	1,735	(41,959)	(23,465)	(93,653)

Income before income taxes	58,885	90,122	162,838	227,749
Provision for income taxes	7,330	4,022	(20,340)	(9,385)

Net income	$51,555	$94,144	$142,498	$218,364

Basic net income per share	$0.59	$0.98	$1.59	$2.18

Diluted net income per share	$0.58	$0.98	$1.57	$2.17

Shares used in computing net income per share
Basic	87,530	95,578	89,880	100,083
Diluted	88,635	95,943	90,976	100,469

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(in thousands)
Operating activities
Net income	$142,498	$218,364
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	324,691	351,600
Stock compensation expense	37,600	34,037
Depreciation and amortization	3,461	4,888
Revenue earned against deferred revenue and other advances	(75,201)	(94,010)
Deferred taxes, net	21,615	(40,930)
Change in operating assets and liabilities:
Trade accounts receivable	(1,080)	(2,261)
Receivable from Paramount	86,125	(116,917)
Film costs	(405,206)	(399,456)
Prepaid expenses and other assets	16,516	(8,325)
Accounts payable and accrued liabilities	9,891	52,504
Payable to former stockholder	(14,179)	66,098
Income taxes payable\receivable, net	(38,949)	17,849
Deferred revenue and other advances	99,768	67,097

Net cash provided by operating activities	207,550	150,538

Investing activities
Purchases of property, plant, and equipment	(49,049)	(10,327)
Purchase of other intangible assets	—	(1,963)

Net cash used in investing activities	(49,049)	(12,290)

Financing Activities
Receipts from exercise of stock options	1,479	1,630
Excess tax benefits from employee equity awards	357	870
Deferred debt costs	(922)	—
Purchase of treasury stock	(189,260)	(304,563)
Paramount signing bonus deemed a contribution from controlling stockholders	—	—
Repayment of Universal Studios advance	—	—
Repayment of HBO debt	—	(50,000)

Net cash used in financing activities	(188,346)	(352,063)

Increase (decrease) in cash and cash equivalents	(29,845)	(213,815)
Cash and cash equivalents at beginning of year	292,489	506,304

Cash and cash equivalents at end of year	$262,644	$292,489

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$37,318	$31,598

Cash paid during the year for interest, net of amounts capitalized	$869	$123